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                                   EXHIBIT 7

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                    [MILLIMAN & ROBERTSON, INC. LETTERHEAD]



                   STATEMENT OF OPINION REGARDING ASPECTS OF
           PROTECTIVE LIFE INSURANCE COMPANY FILING OF AN INDIVIDUAL FLEXIBLE PREMIUM VARIABLE AND FIXED LIFE INSURANCE POLICY
                      (FILE NUMBERS 33-61599 AND 811-7337)



In my capacity as Consulting Actuary for Protective Life Insurance Company, I have provided actuarial advice concerning (a) the Registration Statement describing the offer and sale of the above captioned flexible premium variable life insurance policies ("Policies") and (b) policy forms for the Policies.



It is my professional opinion that:



    (1) The sales load, as defined in paragraph (c)(4) of Rule 6e-3(T) under the Investment Company Act of 1940, will not exceed 9% of the sum of the guideline annual premiums that would be paid during the period equal to the lesserof 20 years or the life expectancy based on the appropriate 1980 Commissioners Standard Ordinary Mortality Table.



    (2) The illustrations of policy values, surrender values, death benefits and accumulated premiums in the prospectus contained in the Registration Statement are based on the assumptions stated in the illustrations, and are consistent with the provisions of the Policies. The rate structure of the policies have not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be more favorable to prospective non-smoker purchasers of Policies at age 45 than to prospective purchasers of Policies, for males or females, smokers or non-smokers, at other issue ages.



    (3) The information contained in the examples set forth in Appendix A of the prospectus covering death benefit calculations is based on the assumptions stated in the examples, and is consistent with the provisions of the Policies.



I hereby consent to the filing of this opinion as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement and to the use of my name under the heading "Experts" in the prospectus.


                                          --------------------------------------

                                          Timothy C. Pfeifer, F.S.A., M.A.A.A.
                                          Consulting Actuary
                                          Milliman & Robertson, Inc.


December 21, 1995